Exhibit 99.2

WRITTEN CONSENT OF

E.D.B. CONSULTING AND INVESTMENTS LTD

July 16 2024

The Board of Directors

SciSparc Ltd.

20 Raul Wallenberg Street, Tower A,

Tel Aviv 6971916 Israel

To the Board of Directors of SciSparc Ltd.

We refer to the valuation report of our firm, dated January 9, 2024 (the “Valuation Report”), included in the proxy statement/prospectus on Form F-4 (the “Registration Statement”), of SciSparc Ltd. which we prepared for the Board of Directors of SciSparc Ltd. (“SciSparc”), and which was reviewed by the Board of Directors of SciSparc during the diligence process in connection with the Merger Agreement (as defined in the Registration Statement).

We hereby consent to (i) the inclusion of the Valuation Report as Exhibit 99.2 to the Registration Statement that is being filed with the Securities and Exchange Commission, (ii) the inclusion of the references to E.D.B. Consulting and Investments Ltd. (“E.D.B.”) in the Registration Statement, and (iii) the inclusion in the Registration Statement of (a) the summaries of and excerpts from the Valuation Report, (b) the description of certain financial analyses underlying the Valuation Report and (c) certain terms of our engagement by the Company.

By giving such consent, E.D.B. does not hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

[Signature Page Follows]

Written Consent of E.D.B. Consulting and Investments Ltd.

Hereby consented to as of the date first above written:

E.D.B. CONSULTING AND INVESTMENTS LTD.

By:	/s/ Eldad Brik
Name:	Eldad Brik
Title:	CEO

Signature Page to Written Consent of E.D.B. Consulting and Investments Ltd.